Newmark Group, Inc. Reports Second Quarter 2021 Financial Results
•Record Second Quarter Revenues and Earnings
•Increased 2021 Outlook to Reflect Improving Operating Performance
•Lowered Fully Diluted Share Count by 19.8 Million in the Quarter
•Received $928 million Related to Nasdaq Earn-out1
NEW YORK - August 6, 2021 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter ended June 30, 2021.

Barry M. Gosin, Chief Executive Officer of Newmark, commented:
“Newmark generated its best-ever second quarter revenues and earnings. Our strong growth was led by a nearly 250% increase in Capital Markets revenues, driven by the incredible talent and platform we have assembled, which capitalized on the rebounding economy. We also continued to produce robust improvement from our recurring management services and servicing businesses, which were up by 55% year-on-year.
"In addition to our strong operating results, Newmark received $928 million in Nasdaq stock. We used a portion of the proceeds to significantly reduce our fully diluted share count. We expect to use our strong liquidity and cash flow generation to buy back our own shares, reduce our debt, and invest in growing the Company. We aim to expand our presence in business lines and geographies where we have established infrastructure and that are benefiting from demographic tailwinds. With our solid foundation, we expect to outperform the market as industry volumes continue their recovery."

SELECT RESULTS COMPARED TO THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Revenues	$629.9	$383.7	64.1%	$1,133.9	$867.6	30.7%
GAAP income before income taxes and noncontrolling interests	727.4	0.7	NMF	782.5	19.8	3,852%
GAAP net income (loss) for fully diluted shares	583.7	(2.1)	NMF	626.5	3.6	NMF
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	957.8	30.9	3,000%	1,022.9	59.2	1,628%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	789.8	26.1	2,926%	843.5	49.8	1,594%
Adjusted EBITDA	973.9	46.1	2,013%	1,053.2	89.9	1,072%
GAAP net income (loss) per fully diluted share	$2.13	$(0.01)	NMF	$2.30	$0.02	NMF
Post-tax Adjusted Earnings per share ("Adjusted Earnings Per Share")	$2.89	$0.10	2,790%	$3.10	$0.18	1,622%

Highlights of Consolidated Results Excluding the Impact of Nasdaq and the 2021 Equity Event (USD millions, except per share data)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Revenues	$629.9	$383.7	64.1%	$1,133.9	$867.6	30.7%
Pre-tax Adjusted Earnings	104.5	30.9	238.4%	167.2	61.3	173.0%
Post-tax Adjusted Earnings	85.5	26.1	227.5%	136.7	49.5	176.3%
Adjusted EBITDA	120.6	46.1	161.8%	197.5	92.0	114.8%
Adjusted Earnings per share	0.31	0.10	210.0%	0.50	0.18	177.8%
SECOND QUARTER 2021 HIGHLIGHTS
•Record second quarter total revenues of $629.9 million, an increase of 64.1%.
•Grew capital markets revenues by 248.9% to $184.8 million.
1 The receipt of shares from Nasdaq, Inc. (“Nasdaq”) is also referred to as the “Earn-out”. For additional information about Newmark’s receipt of Nasdaq shares and related monetization transactions (the “Nasdaq Forwards”), which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. Unless otherwise stated, any discussion with respect to the second quarter of 2021 Earn-out contained herein is based on the amount of shares received, net of the settlement of the Nasdaq Forward, and on the price as of the market close on June 30, 2021.
2 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. The revenues shown above are only under GAAP. The Impact of Nasdaq and the 2021 Equity Event are defined and discussed below under "Discussion of Financial Results". Terms such as “GAAP income before income taxes and noncontrolling interests” and "GAAP net income (loss) for fully diluted shares" may be used interchangeably with terms such as “GAAP pre-tax earnings” and “GAAP post-tax earnings”. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. Year-over-year decreases in losses are shown as positive changes in the financial tables.

1

•All-time quarterly record for total debt volumes, up 198.2% to $11.1 billion, led by multifamily.
•Second largest quarterly debt and capital markets volumes, up 225.2% to $27.5 billion.
•Increased revenues from leasing and other commissions by 53.5% to $184.3 million.
•Improved recurring and/or predictable revenues from management services, servicing fees, and other by 55.0%, to $219.5 million.
•Received $927.9 million of net Nasdaq shares, which drove over $1 billion of "other income".
•Generated GAAP pre-tax income of $727.4 million and Adjusted EBITDA of $973.9 million.
•Produced GAAP net income per fully diluted share and post-tax Adjusted Earnings per share of $2.13 and $2.89, respectively, both records.
•The Company generated its highest-ever second quarter Adjusted EBITDA of $120.6 million, excluding the impact of Nasdaq and the 2021 Equity Event.
•Newmark produced its best-ever second quarter Adjusted Earnings per share of $0.31, excluding the Impact of Nasdaq and the 2021 Equity Event.
•Reduced its fully diluted share count by 19.8 million in the second quarter of 2021 and by 20.7 million in the first half of the year, resulting from the 2021 Equity Event and share/unit repurchases.3
•The Company repaid the balance of its revolving credit facility subsequent to quarter-end, with $465 million currently available and undrawn.
•Newmark's Board of Directors (the "Board") reauthorized Newmark's share repurchase and unit redemption authorization to $400 million.
DISCUSSION OF FINANCIAL RESULTS
Unless otherwise stated, all financial results and volume figures compare the second quarter of 2021 with the year-earlier period. In addition, there were a number of items that impacted the Company's results during the quarter, as summarized below.
Acceleration of Nasdaq Earn-out
On June 25, 2021, Nasdaq closed the sale of its U.S. fixed income business, which accelerated Newmark’s receipt of 5,278,011 Nasdaq shares worth $927.9 million. In addition, Newmark received 944,329 shares of Nasdaq, which it used to settle the 2021 and 2022 Nasdaq Forwards. This settlement, which occurred on July 2, 2021, resulted in $166.0 million of the Company's liabilities being extinguished.
2021 Equity Event and Share Count Reduction
Contemporaneously with the Earn-out acceleration, the Compensation Committee of Newmark's Board approved a plan to expedite the tax deductible exchange and redemption of a substantial number of compensatory limited partnership units held by partners of the Company (the "2021 Equity Event"). This resulted in the acceleration of $428.6 million of GAAP compensation charges in the second quarter of 2021, which will be excluded from the Company’s recast non-GAAP earnings measures, as described below.4 These charges, along with the use of $101.0 million of net deferred tax assets, are expected to offset a significant percentage of the Company's taxes related to the accelerated Earn-out.
The Company took actions to reduce its fully diluted share count by 19.8 million during the quarter. 16.1 million of this reduction resulted from the 2021 Equity Event and Newmark repurchased 3.8 million shares and/or units during the period.
Recast Non-GAAP Financial Results5
Newmark previously stated that if the receipt of Nasdaq shares was accelerated into 2021, the Company would report Adjusted Earnings and Adjusted EBITDA using a new methodology that excludes items related to the receipt of Nasdaq shares. In order to provide the most clarity, Newmark reported its second quarter results on both a historical and recast basis, and will recast its non-GAAP results beginning with the third quarter of 2021 to exclude the impact of Nasdaq and the 2021 Equity Event. Newmark has also updated its non-GAAP definitions later in this document to reflect to this new presentation. For more information, see the sections later in this document titled "Other Income", “Consolidated Expenses”, “Select Balance Sheet Data”, and "Additional Details About the Impact of Nasdaq and the 2021 Equity Event".
3 See the "Consolidated Share Count" section for details.
4 The full amount of the compensation charges related to the 2021 Equity Event are included as operating expenses for Newmark's GAAP results and current presentation of its non-GAAP results. Please see Newmark's Form 8-K filed with the SEC on July 1, 2021, as well as its forthcoming quarterly filing on Form 10-Q for additional details on the 2021 Equity Event.
5 Newmark first disclosed its intention to recast non-GAAP results with respect to the Earn-out in its fourth quarter 2020 financial results press release and on its related conference call, both dated February 18, 2021. The "Impact of Nasdaq" is the Earn-out plus any realized and unrealized gains or losses and/or any dividends related to Nasdaq shares. The "Impact of the 2021 Equity Event" is the $187.8 million of GAAP compensation charges not excluded from the Company's current non-GAAP calculations, but that will be excluded in its recast results. (Together, the "Impact of Nasdaq and the 2021 Equity Event").

2

ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark has updated its supplemental Excel tables at ir.nmrk.com for all periods from 2017 through the second quarter of 2021 showing various non-GAAP measures both including and excluding the Impact of the 2021 Equity Event (which only affected the second quarter of 2021) and of the Impact of Nasdaq. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On August 4, 2021, the Board declared a qualified quarterly dividend of $0.01 per share payable on September 7, 2021 to Class A and Class B common stockholders of record as of August 20, 2021. The ex-dividend date will be August 19, 2021.
REVENUE DETAIL6

Consolidated Revenues (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Leasing and other commissions	$184.3	$120.1	53.5%	$331.8	$260.5	27.4%
Capital markets	184.8	53.0	248.9%	306.2	180.9	69.3%
Gains from mortgage banking activities/origination, net	41.3	69.1	(40.3)%	88.7	119.5	(25.8)%
Management services, servicing fees, and other	219.5	141.6	55.0%	407.3	306.8	32.8%
Total revenues	629.9	383.7	64.1%	1,133.9	867.6	30.7%
Newmark's total revenues increased by 64.1%. The Company's overall revenue growth benefited from a rapidly recovering economy and Newmark's continued market share gains. Total revenues also reflected greatly increased demand across all major property types and, in particular, continued strength in multifamily, life science, and industrial.
Newmark’s overall volumes from investment sales, mortgage brokerage, and multifamily originations increased by 225.2% to $27.5 billion and outperformed the industry, which saw combined volumes across U.S. investment sales and financing grow by approximately 47% year-on-year.7 While industry-wide agency originations were down 39.7%, Newmark's combined GSE and non-GSE multifamily debt volumes were up by 118.4%, as the Company helped its clients navigate lower agency loan activity. Non-agency multifamily debt transactions are recorded in "capital markets". On the strength of Newmark's multifamily platform, the Company generated a quarterly record $11.1 billion of total debt placement and originations.
Newmark's total revenues from management services, servicing fees, and other increased by 55.0%, as the Company continued to focus on growing these recurring and predictable businesses.
CONSOLIDATED EXPENSES8

Consolidated Expenses (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Compensation and employee benefits under GAAP	$541.4	$230.5	134.9%	$830.5	$530.8	56.5%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	267.5	10.9	2,363%	281.8	23.8	1,085%
Non-compensation expenses under GAAP	171.7	95.2	80.4%	306.1	239.3	27.9%
Total expenses under GAAP	980.6	336.5	191.4%	1,418.4	793.8	78.7%
Compensation and employee benefits for Adjusted Earnings	539.5	228.7	135.9%	827.6	528.4	56.6%
Non-compensation expenses for Adjusted Earnings	138.1	68.1	102.8%	254.7	183.6	38.8%
Total expenses for Adjusted Earnings	677.6	296.8	128.3%	1,082.4	712.0	52.0%
6 The Company’s total revenues include revenues related to originated mortgage servicing rights (“OMSRs”) and pass-through management services revenues. Newmark may refer to these two items together as “non-fee revenue”, and the remainder of its top line as "fee revenues". In the second quarters of 2021 and 2020, total fee revenues were $493.0 million and $284.9 million, respectively, while non-fee revenues were $136.9 million and $98.8 million. Details on current and historical amounts for fee and non-fee revenues are available in the Company's supplemental Excel tables. Additionally, investment sales, mortgage brokerage, and GSE/FHA multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as "GSE/FHA origination" or “agency lending”). The Company’s mix of originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures.
7 Overall industry investment sales market share and volume data and financing volumes are preliminary and from Real Capital Analytics (“RCA”) and Newmark Research, while GSE data is from Fannie Mae, Freddie Mac, and Newmark Research. RCA currently estimates that quarterly U.S. investment sales and financing volumes grew by approximately 176% and 10%, respectively, year-on-year. Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s non-originated debt placement transactions, all measured in notional terms. The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or MBA estimates by 30 to 45 days. Newmark calculates its GSE market share based on delivery for enhanced comparability.
8 Please see "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" for more information about second quarter of 2021 GAAP compensation charges. Also see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) effect non-GAAP results.

3

Consolidated Expenses Excluding the Impact of Nasdaq and the 2021 Equity Event (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Compensation and employee benefits for Adjusted Earnings	$351.7	$228.7	53.8%	$639.8	$528.4	21.1%
Non-compensation expenses for Adjusted Earnings	138.1	68.1	102.8%	254.7	183.6	38.8%
Total expenses for Adjusted Earnings	489.8	296.8	65.0%	894.6	712.0	25.6%
Excluding the Impact of the 2021 Equity Event, quarterly expenses reflected compensation and other costs related to the 91.1% increase in commissions-based revenues, 25.1% higher support and operational expenses related to the resumption of normalized business activity on the part of Newmark and its clients and the acquisition of Knotel, as well as a $54.4 million increase in pass-through expenses.
OTHER INCOME

Other Income (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Nasdaq-related items	$1,085.3	$(22.5)	NMF	$1,082.1	$(3.5)	NMF
Mark-to-market gains (losses) on non-marketable investments, net	2.5	(10.0)	NMF	2.5	(26.8)	NMF
Other items, net	(1.0)	(3.9)	74.4%	—	(4.6)	NMF
Other income, net under GAAP	1,086.8	(36.4)	NMF	1,084.6	(34.9)	NMF
Exclude:
Nasdaq-related items	(44.2)	22.5	(296.4)%	(38.6)	1.3	NMF
Mark-to-market gains (losses) on non-marketable investments, net	(2.5)	10.0	NMF	(2.5)	26.8	NMF
Other items, net	—	—	N/A	—	0.8	NMF
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	1,040.1	(3.9)	NMF	1,043.5	(6.0)	NMF
The Company's other income, net under GAAP includes the acceleration of the Earn-out and Nasdaq Forwards. Due to this acceleration, GAAP gains or charges related to the Nasdaq Forwards are not expected to recur after the third quarter of 2021. Excluding the Impact of Nasdaq, the Company's non-GAAP "other income, net" was $(1.0) versus $(3.9) in the quarter, and $0.0 versus $(3.9) for the half year periods.
TAXES AND NONCONTROLLING INTEREST

Taxes (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
GAAP provision for income taxes	$142.2	$0.1	NMF	$152.8	$4.9	3,027%
Provision for income taxes for Adjusted Earnings	167.3	4.6	3,561%	178.0	8.7	1,939%
Net income attributable to noncontrolling interests for GAAP	145.4	0.3	NMF	156.9	6.4	2,357%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.7	0.2	250.2%	1.4	0.7	110.5%

Taxes Excluding the Impact of Nasdaq and the 2021 Equity Event (USD millions)	2Q21	2Q20	Change	YTD 21	YTD 20	Change
Provision for income taxes for Adjusted Earnings	18.3	4.6	299.4%	356.0	17.5	1,939%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.7	0.2	250.2%	1.4	0.7	110.5%
The 2021 Equity Event resulted in $428.6 million of tax deductible GAAP compensation charges. In addition, Newmark utilized $101.0 million of deferred tax assets.
CONSOLIDATED SHARE COUNT9

Consolidated Share Count (shares in millions)	2Q21	2Q20	YoY Change	YTD 21	YTD 20	YoY Change
Fully diluted weighted-average share count under GAAP	273.6	178.5	53.2%	272.3	178.7	52.4%
Fully diluted weighted-average share count for Adjusted Earnings	273.6	265.6	3.0%	272.3	264.4	3.0%
Fully diluted period-end share count	251.9	265.2	(5.0)%	251.9	265.2	(5.0)%
9 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of June 30, 2021 included 189.8 million of Class A common shareholders, 21.2 million of Class B common shareholders, (10.0) million of treasury stock, 49.7 million of limited partnership units and 1.2 million of other shares. Newmark's fully diluted period-end share count for Adjusted Earnings as of June 30, 2020 included 162.4 million of Class A common shareholders, 21.2 million of Class B common shareholders, (4.6) million of treasury stock, 85.5 million of limited partnership units, and 0.7 million of other shares. In addition, the fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.

4

Newmark lowered its fully diluted share count by 19.8 million during the second quarter at an average price of $12.55 per share or unit. This consisted of the 2021 Equity Event reducing the Company's fully diluted share count by 16.1 million at a cost of approximately $201 million and Newmark repurchasing approximately 3.8 million shares and/or units for $48 million in the period. On August 5, 2021, the Board reauthorized Newmark's share repurchase and unit redemption authorization to $400 million, which is separate from the 2021 Equity Event. Because the majority of the share count reduction was near the end of the quarter, it did not meaningfully impact fully diluted weighted-average share count for the periods shown. These reductions were partially offset by issuance related to ordinary equity-based compensation.10 For more information, see the section later in this document titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event".
SELECT BALANCE SHEET DATA11

Select Balance Sheet Data (USD millions)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$165.7	$191.4
Liquidity	1,259.6	191.5
Long-term debt	682.2	680.4
Total Equity	1,591.6	941.2
Newmark's liquidity as of June 30, 2021, included $165.7 million of cash and cash equivalents and $1,093.9 million related to its Nasdaq shares. Subsequent to the end of the quarter, the Company eliminated its Nasdaq Forwards with Royal Bank of Canada (“RBC”) for shares worth $166.0 million, leaving $927.9 million of net shares. Certain of Newmark's actual or expected uses of cash subsequent to quarter end are summarized below:12

Anticipated Net Liquidity Impact from the Earn-out and the 2021 Equity Event (USD millions)
Nasdaq Earn-out	$1,094
RBC forward elimination	(166)
Cash used with respect to 16.1 million reduction of Newmark fully diluted share count	(201)
Cash payment for taxes and other items	(327)
Appreciation of Nasdaq Shares from June 30 through August 5, 2021	57
Net increase in liquidity position from the Earn-out and the 2021 Equity Event	457
In addition to the above $457 million net proceeds from the Earn-out, Newmark had $165 million of cash and cash equivalents at quarter end. In July of 2021, Newmark repaid the remaining $140.0 million outstanding on its revolving credit facility. As a result of this repayment, the Company currently has $465 million available and undrawn.13 For more information, see the section later in this document titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event".
2021 CAPITAL DEPLOYMENT PRIORITIES
Over time, the Company anticipates using its strong liquidity and cash flow to repurchase additional Newmark shares and/or units, invest in growing its business at attractive returns, and reduce debt.
OUTLOOK FOR 2021
Newmark raised its outlook for the full year 2021 and issued guidance for the third quarter. All comparisons exclude the impact of Nasdaq and the 2021 Equity Event.

Metric (USD in millions, except tax rate)	Updated Guidance	Year Earlier Actual	% Change YoY	Previous Guidance
3Q21 revenues	$610 - $655	$435.9	40%-50%
3Q21 Adjusted EBITDA	$110 - $128	$53.0	105%-130%
FY21 revenues	$2,400 - $2,500	$1,905.0	26%-31%	20%-25%
FY21 Adjusted EBITDA	$415 - $465	$252.7	64%-84%	40%-50%
10 The Company repurchased approximately 4.7 million shares and/or units for $57.5 million during the first half of 2021. Inclusive of both repurchases and the 2021 Equity Event, Newmark lowered its fully diluted share count by 20.7 million during the first half of the year at an average price of $12.47 per share or unit. Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. Therefore, the approximately 65% increase in the Company's stock price in the first half of 2021 increased its fully diluted share count during the period, all else equal. In aggregate, Newmark's spot fully diluted share count decreased by 17.1 million and 10.9 million, respectively, in the second quarter and first half of 2021.
11 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity.
12 The $(327) million figure shown in the above table includes estimated corporate taxes related to accelerated Earn-out, amounts to be paid on behalf of, or to partners for withholding taxes related to unit exchanges and/or redemptions, cash to be paid for redemption of certain units, and other items.
13 Newmark may temporarily use its revolving credit facility and/or borrow against or sell its Nasdaq shares for any potential uses of cash. The actual amount of cash and liquidity in future periods will depend on Newmark's cash flow generation and the timing of uses of cash for general corporate purposes, including with respect to any additional share repurchases.

5

Because the 16.1 million reduction14 in fully diluted share count was recorded near the end of the second quarter, Newmark expects its weighted average share count to better reflect this benefit in the second half of the year. The Company's guidance still assumes that the Knotel acquisition will be $0.03 to $0.05 dilutive to 2021 Adjusted Earnings per share. Additionally, Newmark's guidance excludes the potential impact of any material acquisitions or a significant number of new hires. This outlook is also subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: ir.nmrk.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call.
The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, ir.nmrk.com, or by navigating to:
https://dpregister.com/sreg/10157560/e98f3767d8
Participants who have not pre-registered may join the call using the following information:
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	8/6/2021 at 10:00 a.m. ET
U.S. Toll Free:	1-888-336-7150
Canada Toll Free:	1-855-669-9657
International:	1-412-902-4250
Passcode:	Participants will receive a passcode once they have registered for the call via this link.
REPLAY

Expected Available From – To:	8/6/2021 at 1:00 p.m. ET – 8/20/2021 at 11:59 p.m. ET
U.S. Toll Free:	1-877-344-7529
Canada Toll Free:	1-855-669-9658
International:	1-412-317-0088
Passcode:	1015-7560
(Note: If clicking on any of the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)
OTHER USEFUL INFORMATION
Newmark adopted the new Current Expected Credit Loss ("CECL") accounting standard on January 1, 2020. As of June 30, 2021, the Company had $42.8 million in credit reserves, of which $23.2 million related to Newmark's Fannie Mae multifamily mortgage servicing portfolio.
Throughout this document, certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
ADDITIONAL INFORMATION ABOUT COVID-19
The commercial real estate services industry and certain of Newmark's businesses were adversely impacted by the COVID-19 pandemic in 2020. For additional disclosures about the impact of the pandemic, please refer to the "Impact of COVID-19 on the Company's Results" section in the most recent and any future updates to Form 10-K or Form 10-Q. The Company's clients and investors can find more detailed and useful information on the impact of COVID-19 and insights into how to best operate in the current environment at the following website: "COVID-19 Perspectives" - www.nmrk.com/covid-19.
14 Related to the 2021 Equity Event.

6

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$165,721	$191,448
Restricted cash	71,926	66,951
Marketable securities	1,093,887	33,283
Loans held for sale, at fair value	415,991	1,086,805
Receivables, net	407,267	376,795
Other current assets	84,975	63,790
Total current assets	2,239,767	1,819,072
Goodwill	597,462	560,332
Mortgage servicing rights, net	526,406	494,729
Loans, forgivable loans and other receivables from employees and partners, net	451,190	454,270
Right-of-use assets	409,532	190,469
Fixed assets, net	113,348	96,367
Other intangible assets, net	57,195	44,289
Other assets	239,195	322,922
Total assets	$4,634,095	$3,982,450

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$410,170	$1,061,202
Accrued compensation	568,799	279,872
Accounts payable, accrued expenses and other liabilities	715,695	326,548
Securities loaned	—	33,278
Payables to related parties	548	4,392
Total current liabilities	1,695,212	1,705,292
Long-term debt	682,160	680,385
Right-of-use liabilities	418,412	218,629
Other long-term liabilities	246,685	436,952
Total liabilities	$3,042,469	$3,041,258

Equity:
Total equity (1)	1,591,626	941,192
Total liabilities and equity	$4,634,095	$3,982,450

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

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NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2021	2020	2021	2020
Commissions	$369,102	$173,038	$637,938	$441,399
Gains from mortgage banking activities/origination, net	41,260	69,071	88,653	119,494
Management services, servicing fees and other	219,509	141,609	407,260	306,754
Total revenues	629,871	383,718	1,133,851	867,647

Expenses:
Compensation and employee benefits	541,397	230,518	830,471	530,775
Equity-based compensation and allocations of net income to limited partnership units and FPUs	267,532	10,860	281,780	23,774
Total compensation and employee benefits	808,929	241,378	1,112,251	554,549
Operating, administrative and other	135,008	61,012	242,183	153,293
Fees to related parties	5,782	5,205	12,032	11,017
Depreciation and amortization	30,868	28,946	51,921	74,986
Total non-compensation expenses	171,658	95,163	306,136	239,296
Total operating expenses	980,587	336,541	1,418,387	793,845

Other income, net:
Other income, net	1,086,812	(36,389)	1,084,602	(34,951)
Total other income, net	1,086,812	(36,389)	1,084,602	(34,951)

Income from operations	736,096	10,788	800,066	38,851
Interest expense, net	(8,723)	(10,056)	(17,536)	(19,085)
Income before income taxes and noncontrolling interests	727,373	732	782,530	19,766
Provision for income taxes	142,182	88	152,761	4,886
Consolidated net income	585,191	644	629,769	14,880

Less: Net income attributable to noncontrolling interests	145,447	330	156,920	6,387

Net income available to common stockholders	$439,744	$314	$472,849	$8,493

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$435,178	$(2,131)	$466,642	$3,603
Basic earnings per share	$2.35	$(0.01)	$2.53	$0.02
Basic weighted-average shares of common stock outstanding	185,114	178,523	184,190	178,034

Fully diluted earnings per share
Net income for fully diluted shares (1)	$583,745	$(2,131)	$626,472	$3,603
Fully diluted earnings per share	$2.13	$(0.01)	$2.30	$0.02
Fully diluted weighted-average shares of common stock outstanding	273,555	178,523	272,303	178,710

Dividends declared per share of common stock	$0.01	$0.01	$0.02	$0.11
Dividends paid per share of common stock	$0.01	$0.01	$0.02	$0.11

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NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$494,182	$(302,694)	$785,142	$(955,095)
Net cash (used in) provided by investing activities	(4,437)	(2,236)	(14,220)	16,564
Net cash (used in) provided by financing activities	(463,247)	320,479	(791,674)	1,083,797
Net (decrease) increase in cash and cash equivalents and restricted cash	26,498	15,549	(20,752)	145,266
Cash and cash equivalents and restricted cash at beginning of period	211,149	351,589	258,399	221,872
Cash and cash equivalents and restricted cash at end of period	$237,647	$367,138	$237,647	$367,138
Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$88,979	$47,353	$114,328	$(80,956)

(1) Includes payments for new hires and producers in the amount of $7.5 million and $1.0 million for the three months ended June 30, 2021 and 2020, respectively, and $11.0 million and $61.0 million for the six months ended June 30,2021 and 2020, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Unaudited Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-K for the twelve months ended December 30, 2020, to be filed with the Securities and Exchange Commission in the near future.

.

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ADDITIONAL DETAILS ABOUT THE IMPACT OF NASDAQ AND THE 2021 EQUITY EVENT
Newmark recorded the following items in the second quarter of 2021 related to the Impact of Nasdaq and the 2021 Equity Event. The table shows quarterly non-GAAP measures including and excluding the impact of these items. Equity-based compensation charges are excluded from such measures under both the current and new methodologies.

Reconciliation to Recast Pre-tax Adjusted Earnings and Adjusted EBITDA	2Q21 Pre-tax Adjusted Earnings	2Q20 Pre-tax Adjusted Earnings	Change	2Q21 Adjusted EBITDA	2Q20 Adjusted EBITDA	Change
Non-GAAP earnings measure, as reported	$957.8	$30.9	3001%	$973.9	$46.1	2014%
Pre-tax other income (loss) related to Impact of Nasdaq	(1,041.1)	—	N/A	(1,041.1)	—	N/A
Pre-tax compensation charges related to the 2021 Equity Event	187.8	—	N/A	187.8	—	N/A
Non-GAAP earnings measure, excluding the Impact of Nasdaq and the 2021 Equity Event	104.5	30.9	238.2%	120.6	46.1	161.6%

Reconciliation to Recast Adjusted Earnings per Share	2Q21 Adjusted EPS	2Q20 Adjusted EPS	Change
Adjusted Earnings per share, as reported	$2.89	$0.10	2790%
Post-tax other income (loss) related to Impact of Nasdaq	$(3.14)	—	N/A
Post-tax compensation charges related to the 2021 Equity Event	$0.57	—	N/A
Adjusted Earnings per share, excluding the Impact of Nasdaq and the 2021 Equity Event	$0.31	$0.10	210.0%
Some of the key components of the 2021 Equity Event are as follows:
•8.3 million and 8.0 million compensatory limited partnership units, respectively, of Newmark Holdings, L.P. ("Newmark Holdings") and BGC Holdings, L.P., ("BGC Holdings") held by the Company's partners who are employees were redeemed or exchanged and a smaller number of Class A common shares of Newmark and BGC Partners, Inc. ("BGC") were issued to them.15 The Company also accelerated the payment of related withholding taxes on their behalf, which it previously expected to pay over a longer period time as their units were exchanged or redeemed. This resulted in a net reduction in the Company's fully diluted share count and in GAAP equity-based compensation charges. Compensation charges and tax deductions related to the exchange and/or redemption of units are recorded by either Newmark or BGC based on where the partner works, not based on the original issuer of the unit.
•23.2 million and 17.4 million compensatory limited partnership units, respectively, of Newmark Holdings, and BGC Holdings held by the Company's partners who are independent contractors16 were redeemed or exchanged, and a smaller amount of Class A common shares of Newmark were issued to them. The Company also accelerated the payment cash for related withholding taxes to them with respect to only their Newmark units. Independent contractors received one BGC Class A common share for each redeemed non-preferred BGC unit or cash, and are responsible for paying any related withholding taxes. These actions resulted in a net reduction in the Company's fully diluted share count, as well as GAAP equity-based compensation charges related to the redemption or exchange of units, and other GAAP compensation charges related to the cash paid to independent contractors for withholding taxes. Newmark had formerly anticipated distributing only shares for such withholding taxes over a longer timeframe as these units were exchanged or redeemed, which would have led to the entire amount being recorded as equity-based compensation, and which would not have reduced the Company's fully diluted share count.
•The Company reduced its fully diluted share count by a gross total of 16.1 million due to the 2021 Equity Event at a cost of approximately $201 million. Partners with nonexchangeable non-preferred compensatory units exchanged or redeemed in connection with the 2021 Equity Event generally received restricted Class A common shares of Newmark and/or BGC to the extent tax deductible. These restricted shares are expected to be saleable by the Company's partners after up to approximately 10 years, provided that they have not engaged in competitive or other restricted activities for a certain period of time. Newmark expects to allow partners to sell their restricted shares over a shorter time period, subject to Company approval. A portion of the BGC Class A common shares received by independent contractors were unrestricted to facilitate their payment of withholding taxes.17
•The issuance of Newmark Class A common stock related to the 2021 Equity Event reflected the June 30, 2021 exchange ratio of 0.9403. In addition, a significant majority of the BGC limited partnership units held by Newmark employees have
15 In conjunction with the November 30, 2018 spin-off of Newmark from BGC Partners, Inc. ("BGC), limited partnership units of both companies were owned by certain of their employees and/or independent contractors as of that date. Over time, virtually all of the partners of Newmark are expected to only own units and/or shares of Newmark and virtually all of the partners of BGC are expected to only own units and/or shares of BGC. From the first quarter of 2018 onwards, partners of Newmark and BGC have been compensated with units of their respective companies. None of the redeemed units were held by Cantor. For more information, including with respect to HDUs, please see “Limited Partnership Interests in Newmark Holdings and BGC Holdings” in Newmark’s Notes to the Condensed Consolidated Financial Statements in its most recent SEC filings on Form 10-Q or Form 10-K.
16 As is common amongst real estate services providers, and as previously disclosed, many of Newmark’s brokers and professionals qualify as statutory non-employees under Internal Revenue Code Section 3508 (or “independent contractors”). All non-cash charges with respect to equity-based compensation to both employees and independent contractors as well as payments for related withholding taxes for employees are considered part of equity-based compensation under GAAP. Payments for related withholding taxes with respect to independent contractors are not equity-based compensation under GAAP.
17 Any restricted shares of Newmark or BGC held by Newmark partners are subject to forfeiture if the holder violates certain restrictive covenants (such as non-compete and non-solicitation obligations) during the shorter of (i) 10 years or (ii) their service or employment term or during the four years thereafter.

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been redeemed or exchanged.18 The Company expects its former parent to pay withholding taxes on behalf of BGC partners who hold Newmark limited partnership units as these units are redeemed or exchanged over time, and for this to eventually lower Newmark's fully diluted share count.
•Limited partnership interests of Newmark Holdings and BGC Holdings with rights to convert into HDUs were redeemed for cash. In addition, a relatively small number of Newmark HDUs held by the Company's named executive officers were settled with Nasdaq shares. The Company also accelerated the payment of related withholding taxes, which it previously expected to pay over a longer period of time. This resulted in other GAAP compensation charges, which reflected amounts not previously accrued. HDUs are generally not exchangeable into shares of Class A common stock, and such HDUs are recorded as a liability rather than as part of the fully diluted share count. However, Newmark does have the right to cancel or redeem such HDUs for zero and separately issue an equivalent amount of Newmark Class A common stock. This would result in equity-based compensation charges and increase in the Company’s fully diluted share count. By redeeming HDUs for cash, Newmark therefore limited potential future dilution.
Newmark believes that the 2021 Equity Event will result in the total amount of cash paid with respect to both withholding taxes and corporate taxes to be less than the total amount of such taxes that would have been paid had the 2021 Equity Event not occurred. In addition, and as described above, the Company believes that it would have eventually paid for payroll taxes related to the exchange or redemption of these units over time.
The 2021 Equity Event resulted in a total of $428.6 million of quarterly GAAP compensation charges, which, along with the use of $101.0 million of net deferred tax assets on the Company's balance sheet, is expected to largely offset the taxable impact of the accelerated Earn-out. With respect to these $428.6 million of GAAP compensation charges:
•$240.8 million related to GAAP equity-based compensation that were excluded from both the Company’s current and recast non-GAAP earnings measures.
•$187.8 million were other GAAP compensation charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's current non-GAAP presentation, but will be excluded in the recast figures.
•Newmark had previously anticipated taking compensation charges related to the exchange or redemption of these units over a longer timeframe. Because these charges were accelerated, the Company expects GAAP compensation expenses to be lower and GAAP earnings to be higher in certain future periods compared with what they otherwise would have been, all else equal.
Newmark does not view Impact of Nasdaq and the 2021 Equity Event as being reflective of its ongoing operations and will be excluding them from its recast non-GAAP results for the following reasons:
•Because the Nasdaq shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out has been included in calculations of Adjusted Earnings and Adjusted EBITDA. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding the Impact of Nasdaq to be a better reflection of the underlying performance of Newmark’s ongoing operations.
•But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA, and would also have resulted in higher fully diluted share counts, all else equal.
•Newmark views the 16.1 million fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross amount of common shares to pay applicable withholding taxes, and separately making open market repurchases of common shares.
•There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021.
In order to provide the most clarity, Newmark reported its second quarter results on both a historical and recast basis, and will recast its non-GAAP results beginning with the third quarter of 2021 to exclude the impact of Nasdaq and the 2021 Equity Event. Newmark has also updated its non-GAAP definitions to reflect to this new presentation. For more information, see the sections in this document titled "Other Income", “Consolidated Expenses”, “Select Balance Sheet Data”, and "Additional Details About the Impact of Nasdaq and the 2021 Equity Event".
NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
ADJUSTED EARNINGS DEFINED
18 BGC units were redeemed or exchanged to the extent that they were compensatory .This excludes units that are not compensatory and tax deductible and/or certain units held by named executive officers of the Company.

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Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
•Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
•Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
•GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
•Charges related to amortization of RSUs and limited partnership units.
•Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
•Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

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The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA.
Excluded Compensation-Related Items to Related to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021)
Newmark does not view the GAAP compensation charges related to 2021 Equity Event that were not equity-based compensation as being reflective of its ongoing operations (the "Impact of the 2021 Equity Event"). These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's current non-GAAP results, but will be excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
•But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA, and would also have resulted in higher fully diluted share counts, all else equal.
•Newmark views the fully diluted share count reduction to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
•There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
•Amortization of intangibles with respect to acquisitions.
•Amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment for Originated Mortgage Servicing Rights Revenue for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to OMSRs. Beginning in the fourth quarter of 2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This presentation has no impact on previously reported Adjusted Earnings.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
•Unusual, one-time, non-ordinary or non-recurring gains or losses.
•Non-cash GAAP asset impairment charges.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”).
•Mark-to-market adjustments for non-marketable investments.
•Certain other non-cash, non-dilutive, and/or non-economic items.
Due to the recent sale of Nasdaq’s U.S. fixed income business, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out has been included in calculations of Adjusted Earnings and Adjusted EBITDA. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA will also exclude the impact of the below items, which may collectively be referred to as the "Impact of Nasdaq".

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•Realized gains related to the accelerated receipt on June 25, 2021 of Nasdaq shares.
•Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
•Dividend income on Nasdaq shares.
•The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”). This item was historically excluded under the previous non-GAAP definitions.
•Other items related to the Earn-out.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
•The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
•The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

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The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expected to redeem the related exchangeable preferred limited partnership units (“EPUs”) with Nasdaq shares. For more information on any share count adjustments, see the table of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
•Net income (loss) attributable to noncontrolling interest.
•Provision (benefit) for income taxes.
•OMSR revenue.
•MSR amortization.
•Compensation charges related to OMSRs.
•Other depreciation and amortization.
•Equity-based compensation and allocations of net income to limited partnership units and FPUs.
•Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
•Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s expected receipt of the Nasdaq payments in 2021 and 2022 and the recently settled 2020 Nasdaq payment (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments.
•Interest expense.
Beginning with the third quarter of 2021, calculation of Adjusted EBITDA will also exclude the "Impact of Nasdaq" and the "Impact of the 2021 Equity Event", which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from

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acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of Exhibit 99.1 to this Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
•Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end.
•Unusual, one-time, non-ordinary, or non-recurring items.
•The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
•Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
•Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of Exhibit 99.1 to Newmark’s most recent Current Report on Form 8-K and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$439,744	$314	$472,849	$8,493
Provision for income taxes (1)	142,182	88	152,761	4,886
Net income attributable to noncontrolling interests (2)	145,447	330	156,920	6,387
GAAP income before income taxes and noncontrolling interests	$727,373	$732	$782,530	$19,766

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	267,532	10,860	281,780	23,774
Other compensation adjustments (4)	1,921	1,843	2,838	2,408
Total Compensation adjustments	269,453	12,703	284,618	26,182

Non-Compensation adjustments:
Amortization of intangibles (5)	2,420	1,667	4,087	3,310
MSR amortization (6)	22,684	23,864	37,751	63,335
Other non-compensation adjustments (7)	8,420	1,536	9,552	(10,944)
Total Non-Compensation expense adjustments	33,524	27,067	51,390	55,701

Non-cash adjustment for OMSR revenue (8)	(25,815)	(42,128)	(54,532)	(71,475)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	(46,703)	32,512	(41,101)	28,998
Total Other (income) loss, net	(46,703)	32,512	(41,101)	28,998

Total pre-tax adjustments	230,459	30,154	240,375	39,406

Adjusted Earnings before noncontrolling interests and taxes	$957,832	$30,886	$1,022,905	$59,172
Impact of Nasdaq	(1,041,140)	—	(1,043,516)	2,090
2021 Equity Event	187,813	—	187,813	—
Pre-tax Adjusted Earnings excluding the Impact of Nasdaq and the 2021 Equity Event	$104,505	$30,886	$167,202	$61,262

GAAP net income available to common stockholders	$439,744	$314	$472,849	$8,493
Allocations of net income to noncontrolling interests (10)	144,701	117	155,514	5,719
Total pre-tax adjustments (from above)	230,459	30,154	240,375	39,406
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(25,152)	(4,478)	(25,246)	(3,839)

Post-tax Adjusted Earnings to fully diluted shareholders	$789,752	$26,107	$843,492	$49,779
Impact of Nasdaq and the 2021 Equity Event, net of tax	(704,251)	—	(706,789)	(307)
Post-tax Adjusted Earnings excluding the Impact of Nasdaq and the 2021 Equity Event	$85,501	$26,107	$136,682	$49,472
Per Share Data:
GAAP fully diluted earnings per share (11)	$2.13	$(0.01)	$2.30	$0.02

Allocation of net income (loss) to noncontrolling interests	$—	$—	(0.01)	—
Exchangeable preferred limited partnership units non-cash preferred dividends	0.02	0.01	0.02	0.02
Total pre-tax adjustments per share	0.84	0.11	0.88	0.15

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Income tax adjustment to reflect adjusted earnings taxes	(0.09)	(0.02)	(0.09)	(0.01)
Other	(0.01)	0.01	(0.01)	—

Post-tax Adjusted Earnings Per Share	$2.89	$0.10	$3.10	$0.18
Impact of Nasdaq and the 2021 Equity Event on Post-tax Adjusted Earnings Per Share	$(2.57)	$—	$(2.60)	$—
Adjusted Earnings Per Share excluding the Impact of Nasdaq and the 2021 Equity Event	$0.31	$0.10	$0.50	$0.18
Pre-tax Adjusted Earnings Per Share	$3.50	$0.12	$3.76	$0.22
Impact of Nasdaq and the 2021 Equity Event on Pre-tax Adjusted Earnings Per Share	$(3.12)	$—	$(3.14)	$0.01
Pre-tax Adjusted Earnings Per Share excluding the Impact of Nasdaq and the 2021 Equity Event	$0.38	$0.12	$0.61	$0.23
Fully diluted weighted-average shares of common stock outstanding	273,555	265,640	272,303	264,389

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP provision for (benefit from) income taxes	$142.2	$0.1	$152.8	$4.9
Income tax adjustment to reflect Adjusted Earnings	25.2	4.5	25.2	3.8
Provision for income taxes for Adjusted Earnings	$167.4	$4.6	$178.0	$8.7
(2) Primarily represents Cantor’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Issuance of common stock and exchangeability expenses	$282.6	$0.3	$283.8	$8.4
Allocations of net income (loss)	14.3	1.0	24.9	1.5
Limited partnership units amortization	(33.8)	6.0	(34.4)	7.9
RSU Amortization Expense	4.4	3.6	7.5	6.0
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$267.5	$10.9	$281.8	$23.8
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $1.2 million and $1.4 million for the three months ended June 30, 2021 and 2020, respectively, and $1.9 million and $1.8 million for the six months ended June 30, 2021 and 2020, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.7 million and $1.0 million for the three and six months ended June 30, 2021, respectively, and $0.5 million and $0.6 million for the three and six months ended June 30, 2020.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.

(7) For the three months and six months ended June 30, 2021 includes $8.4 million and $9.6 million, respectively of charges the Company does not consider a part of its ongoing operations. Includes $1.3 million and $1.9 million and of charges the Company does not consider a part of its ongoing operations for the three and six months ended June 30, 2020, respectively. For the six months ended June 30, 2020 includes $12.8 million of acquisitions earnout reversals.

(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.

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(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Unrealized mark-to-market (gains)/losses for the Nasdaq Forward and other Nasdaq adjustments, net	$(44.2)	$22.5	$(38.6)	$1.3
Mark-to-market (gains)/losses on non-marketable investments, net	(2.5)	10.0	(2.5)	26.8
Contingent consideration and other expenses	—	—	$—	0.9
	$(46.7)	$32.5	$(41.1)	$29.0
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(11) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $4.6 million and $6.2 million for the three months and six months ended June 30, 2021, respectively, and $2.4 million and $4.9 million for the three and six months ended June 30, 2020, respectively. (see Note 1 - and Basis of Presentation" in the Company's most recently filed Form 10-Q or Form 10-K.)

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income available to common stockholders	$439,744	$314	$472,849	$8,493
Adjustments:
Net income attributable to noncontrolling interests (1)	145,447	330	156,920	6,387
Provision for income taxes	142,182	88	152,761	4,886
OMSR revenue (2)	(25,815)	(42,128)	(54,532)	(71,475)
MSR amortization (3)	22,684	23,864	37,751	63,335
Other depreciation and amortization (4)	8,184	5,082	14,170	11,650
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	267,532	10,860	281,780	23,774
Other adjustments (6)	10,420	3,394	12,011	(8,834)
Other non-cash, non-dilutive, non-economic items (7)	(46,703)	32,512	(41,101)	28,998
Interest expense	10,271	11,756	20,615	22,661
Adjusted EBITDA	$973,946	$46,072	$1,053,224	$89,875
Impact of Nasdaq	(1,041,140)	—	(1,043,516)	2,090
2021 Equity Event	187,813	—	187,813	—
Adjusted EBITDA excluding the Impact of Nasdaq and the 2021 Equity Event	$120,619	$46,072	$197,521	$91,965

(1) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation of $5.8 million and $3.4 million for the three months ended June 30, 2021 and 2020, respectively and $10.1 million and $8.3 million for the six months ended June 30, 2021 and 2020, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $2.4 million and $1.7 million for the three months ended June 30, 2021 and 2020, respectively, and $4.1 million and $3.4 million for the six months ended June 30, 2021 and 2020, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Severance charges	$1.2	$1.4	$1.9	$1.8
Assets impairment not considered a part of ongoing operations	8.5	1.5	9.1	1.6
Commission charges related to non-GAAP gains Attributable to OMSR revenues	0.7	0.5	1.0	0.6
Acquisition earnout reversal	$—	$—	$—	$(12.8)
	$10.4	$3.4	$12.0	$(8.8)

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(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items".

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Common stock outstanding	185,114	178,523	184,190	178,034
Limited partnership units	54,845	—	55,329	—
Cantor units	23,679	—	23,704	—
Founding partner units	4,597	—	4,303	—
RSUs	4,149	—	3,582	442
Other	1,171	—	1,195	234

Fully diluted weighted-average share count for GAAP	273,555	178,523	272,303	178,710

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	58,670	—	57,474
Cantor units	—	22,859	—	22,850
Founding partner units	—	5,337	—	5,355
RSUs	—	22	—	—
Other	—	228	—	—

Fully diluted weighted-average share count for Adjusted Earnings	273,555	265,640	272,303	264,389

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$165,721	$191,448
Marketable securities (1)	1,093,887	5
Total	$1,259,608	$191,453

(1) As of December 31, 2020, $33.3 million of Marketable Securities on the balance sheet were lent out in Securities Loaned and therefore are not included as part of our Liquidity Analysis. As of June 30, 2021, there were no securities on loan.
(2) Liquidity was reduced by $166.0 million in July of 2021 for the settlement with RBC and the expected reduction in liquidity related to the 2021 Equity Event amounting to $528.0 million.
(3) Undrawn availability on the Credit Facility was $325.0 million as of June 30, 2021 and December 31, 2020.
(4) In July of 2021 the Company paid down the remaining balance of the revolving credit facility in the amount of $140.0 million.

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Our comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, growing startups to leading companies. In 2020, Newmark generated revenues in excess of $1.9 billion. Newmark, together with London-based partner Knight Frank and independently owned licensees, operates globally from approximately 490 offices with 19,300 professionals. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACT:
Investor Hotline
+1 212-829-7124

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